Exhibit 16.1

November 13, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of National Rural Utilities Cooperative Finance Corporation’s Form 8-K dated November 12, 2013, and have the following comments:

1. We agree with the statements made in the paragraphs 2, 3 and 4 under the section entitled “Dismissal of Independent Registered Public Accounting Firm.”

2. We have no basis on which to agree or disagree with the statements made in paragraph 1 under the section entitled “Dismissal of Independent Registered Public Accounting Firm” and paragraphs 1 and 2 under the section entitled “Engagement of New Independent Registered Public Accounting Firm.”

Yours truly,

/s/ DELOITTE & TOUCHE LLP